Exhibit 5 and 23(a)




                                  July 10, 1997


Navarre Corporation
7400 49th Avenue North
New Hope, MN  55428

         Re: Opinion of Counsel as to Legality of 1,300,000 Shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 1,300,000 shares of Common Stock, no par value, of Navarre Corporation (the "Company") offered to employees and non-employee directors of the Company pursuant to the Navarre Corporation 1992 Stock Option Plan (the "Plan"). The Company registered 237,000 shares of Common Stock on Form S-8 (No. 33-80218) on June 14, 1994 and 200,000 additional shares of Common Stock on Form S-8 (No. 33-86762) on November 29, 1994. The total number of shares authorized under the Plan was increased to 874,000 following a two-for-one split effective June 21, 1996. The Company is registering an additional 1,300,000 shares authorized under the Plan.

         As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the additional 1,300,000 shares of Common Stock to be offered to employees and non-employee directors by the Company under the Plan, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                         Very truly yours,

                                         LINDQUIST & VENNUM P.L.L.P.




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July 10, 1997



Ernst & Young LLP
1400 Pillsbury Center
Minneapolis, MN  55402

In connection with Navarre Corporation's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on July 10, 1997, and in connection with your audit of the consolidated financial statements of Navarre Corporation and subsidiaries for the year ended March 31, 1997 that are incorporated by reference in the Form S-8, the respresentations made to you in our letter of June 27, 1997 and April 25, 1997 remain current.

In addition to the foregoing, we also confirm, to the best of our knowledge and belief, the following representations made to you in connection with your post-report procedures.

GENERAL

We have responded fully to all inquiries made to us by you during your review.

We have no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

UNAUDITED FINANCIAL INFORMATION
We recognize that, as member of management of the Company, we are responsible for the fair presentation of its unaudited consolidated financial statements for the two months ended May 31, 1997 made available to you. Such financial statements were prepared from the books and records of Navarre corporation in conformity with generally accepted accounting principles applied on the same basis as that used for the audited consolidated financial statements of Navarre Corporation as of and for the year ended March 31, 1997, and reflect all adjustments necessary for a fair presentation of the consolidated financial statements. All material transactions have been properly recorded in the account records underlying these financial statements. No consolidated financial statements are available for any period subsequent to May 31, 1997.

INTERNAL CONTROL STRUCTURE
There have been no significant changes in the internal control structure of the manner in which transactions are recorded, classified and summarized in the preparation of interim financial information fromt he internal control structure and accounting systems in effect during the preceding year.

MINUTES
April 18, 1997, May 16, 1997 and June 26, 1997 were the only meetings of shareholders, directors, committees of directors and important management committees after March 31, 1997. The meetings included the Board of Directors.

We have made available to you the minutes of these meetings which are complete and authentic records of the meeting.

CONTRACTS
We have made available to you all significant contracts and agreements. We have compiled with all aspects of the contractual agreements that would have a material effect on the financial statements in the event of noncompliance.


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Ernst & Young LLP
July 10, 1997
Page 2

FINANCIAL STATEMENT REPRESENTATIONS
There have been no significant changes in the capital accounts, long-term debt (including debt covenants and compliance with them, and other than scheduled materials and repayments), or net current assets or liabilities from the audited balance sheet date to the date of this letter.

SUBSEQUENT EVENTS
No events or transactions have occurred since the date of our previous letter or are pending that would have a material effect on the audited consolidated financial statements included in the Form 10-K or that are of such significance in relation to the Company's affairs to require mention in a note to the audited consolidated financial statements in order to make them not misleading regarding the financial position, results of operations, or cash flows of the Company.

Very truly yours,


/S/ Eric H. Paulson
Eric H. Paulson
President and Chief Executive Officer



/S/ Charles E. Cheney
Charles E. Cheney
Executive Vice President and
Chief Financial Officer